Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States
Facsimile:
+1 212 446 4800	+1 212 446 4900

www.kirkland.com

February 9, 2024

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel for Eli Lilly and Company, an Indiana corporation (the “Company”), in connection with the registration by the Company of $1,000,000,000 aggregate principal amount of the Company’s 4.500% Notes due 2027 (the “2027 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 4.500% Notes due 2029 (the “2029 Notes”), $1,500,000,000 aggregate principal amount of the Company’s 4.700% Notes due 2034 (the “2034 Notes”), $1,500,000,000 aggregate principal amount of the Company’s 5.000% Notes due 2054 (the “2054 Notes”) and $1,500,000,000 aggregate principal amount of the Company’s 5.100% Notes due 2064 (the “2064 Notes” and, collectively with the 2027 Notes, the 2029 Notes, the 2034 Notes and the 2054 Notes, the “Notes”) pursuant to a Registration Statement on Form S-3 (No. 333-262943) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Notes are to be issued pursuant to that certain Indenture (the “Indenture”), dated as of February 1, 1991, between the Company and Deutsche Bank Trust Company Americas (as successor to Citibank, N.A.), as trustee (the “Trustee”). The Notes are to be sold pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated February 7, 2024, among the Company and BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Mizuho Securities USA LLC, as representatives of the underwriters named on Schedule 1 therein (the “Underwriters”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Registration Statement, (ii) the Indenture and (iii) the forms of the Notes.

Austin Bay Area Beijing Boston Brussels Chicago Dallas Hong Kong Houston London Los Angeles Miami Munich Paris Riyadh Salt Lake City Shanghai Washington, D.C.

Eli Lilly and Company

February 9, 2024

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. In reliance on the Other Opinion (as defined below), we have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

In reliance on the Other Opinion, we have assumed further that the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all legal right, power and authority to issue the Notes and to execute, deliver and perform its obligations under the Indenture and the Notes. We have also assumed the due authorization, execution and delivery of the Indenture by the Company and the Trustee and the due authorization of the Notes by the Company. We note that you are relying with respect to these matters and all matters of Indiana law on an opinion of Jonathan Groff, Executive Director – Corporate Securities and Assistant Secretary of the Company, dated as of the date hereof, which opinion is filed as Exhibit 5.2 to the Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission on the date hereof and to be incorporated by reference into the Registration Statement (the “Other Opinion”). We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute binding obligations of the Company.

Eli Lilly and Company

February 9, 2024

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission on the date hereof and its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of a Current Report on Form 8-K by the Company, and its incorporation by reference into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

3